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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For more information, contact:
Michelle Strykowski
415.356.1014
strykowm@fleishman.com


                   INTERNET CAPITAL GROUP ACQUIRES STAKE IN
                                   METALSITE

Online metal industry leader represents strategic addition to Internet Capital's network of business-to-business e-commerce companies

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Wayne, PA--December 29, 1999--Internet Capital Group (NASDAQ: ICGE), a leading business-to-business e-commerce company, today announced it has acquired an interest in MetalSite L.P. from Weirton Steel Corporation (NYSE:WS), for approximately $180 million in stock and cash.

"We've identified the metals industry as one of the largest market opportunities among the top 50 global markets, and MetalSite will be our cornerstone in the rapidly growing metals industry" said Walter Buckley, President and Chief Executive Officer of Internet Capital Group. "We are excited to have MetalSite join our collaborative network of partner companies and we look forward to providing our technical, strategic and operational expertise. MetalSite has a strong management team, a superior business model, and industry-leading partnerships."

MetalSite is the premier Internet marketplace and resource center for the metals industry. The company, headquartered in Pittsburgh, began operations in 1998 to sell prime and excess prime steel through its e-commerce web site. MetalSite has become the preeminent site on the Web to source, buy and sell metal products, review the top news of the day and connect with metals professionals around the world.

Weirton Steel, which developed the MetalSite concept, will continue to own a significant share of the e-commerce company. Weirton Steel is also one of nearly 30 vendors on MetalSite's Website. Other industry leading vendors include Bethlehem Steel, LTV Steel, Steel Dynamics and Ryerson Tull, each of which is also a MetalSite partner.

Since its inception in 1996, Internet Capital, an Internet holding company actively engaged in business-to-business electronic commerce, has acquired and built two types of companies: market

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makers, which bring buyers and sellers together by creating Internet-based markets for the exchange of goods, services and information in a particular industrial sector; and infrastructure services providers, which sell software and services to businesses engaged in e-commerce. As a market maker within the Internet Capital network, MetalSite will gain access to advanced enterprise technology and operational support, as well as strategic expertise.

"We are delighted to join Internet Capital's collaborative network of business-to-business e-commerce companies," said Patrick Stewart, Chief Executive Officer of MetalSite. "As we execute an aggressive growth strategy in 2000, Internet Capital's expertise, insights and operational resources will be invaluable to us. We welcome the opportunity to be a part of a powerful network of fellow leaders in the business-to-business arena."

About Internet Capital Group

Internet Capital Group is an Internet holding company actively engaged in business-to-business e-commerce through a network of Partner Companies. It provides operational assistance, capital support, industry expertise, and a strategic network of business relationships intended to maximize the long-term market potential of more than 45 business-to-business e-commerce partner companies.

About MetalSite L.P.

MetalSite, www.metalsite.net, is an unbiased, global, Internet marketplace. The site offers prime and non-prime metal products through the MetalSite Catalog, which supports a list price. Product Guide and Auction services. The MetalSite Catalog also provides contract pricing and online negotiations. The site is free to join for all buyers and sellers who want to conduct business online through the speed and convenience of the Internet. Sellers incur a transaction fee only when product is sold. In addition to the commerce component of MetalSite, users can view industry news and statistics, world and business news, along with personalized weather forecasts.